Exhibit 19.1

WESTWATER RESOURCES, INC.

Securities Trading Policy

1.	The Need for a Policy Statement

Westwater Resources, Inc. (the “Company”) has adopted this policy to ensure that the Company and our officers, directors and all employees comply with the laws prohibiting insider trading and to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our Company (not just so-called “insiders”). This policy describes the penalties for insider trading and outlines what insider trading is and the types of transactions that are prohibited. This policy also implements procedures that require the Company’s directors, officers, and key employees to effect transactions in the Company's stock only during certain periods (“trading windows”) and to pre-clear all such transactions with a designated officer of the Company. We have all worked hard over the years to establish our reputation for integrity and ethical conduct. We cannot afford to have it damaged.

2.	Scope of the Policy Statement

This policy applies to all directors, officers, and employees of the Company.

3.	The Penalties for Insider Trading

Insider trading is prohibited by federal and state laws and is pursued vigorously by the Securities and Exchange Commission (the “SEC”) as well as United States federal and state enforcement authorities. Punishment for insider trading can be severe and could include significant fines and imprisonment. A company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading in its securities may also be subject to punishment, which could include significant civil and criminal fines.

Recent US penalties for violations of securities laws have included prison sentences of up to 11 years and financial penalties of $1 million or three times the profit gained or loss avoided as the result of the employee’s violation.

Moreover, if an employee violates the Company’s insider trading policy, Company- imposed sanctions, including dismissal for cause, could result. Needless to say, any of the above consequences, or even an SEC investigation that does not result in prosecution, could tarnish the reputation of the individual involved and of the Company and cause irreparable damage.

4.	Our Policy

a.	Trading by Directors, Officers, Employees and Family Members on the Basis of Non- Public Information

No director, officer, or any employee of the Company who is aware of material non-public information relating to the Company may, directly or indirectly through “related persons” (as described below), buy or sell the Company’s securities (other than pursuant to a Qualified Trading Plan as described below), or recommend the purchase and sale of any Company securities to, or share such material non-public information with, others. Furthermore, no director, officer, or any employee of the Company may buy or sell, or recommend the purchase or sale of, securities of any other company based on material non-public information about such other company that may have been obtained in the course of employment with the Company.

b.	Related Persons

This policy also applies to “related persons.” “Related persons” are: (1) any family member or other person who resides with such director, officer, or employee; (2) any family member who does not live in the same household but whose transactions in the Company’s securities are directed by such director, officer, or employee or is subject to such director, officer, or employee’s influence or control (such as parents, children, or other relatives who consult with you before they trade in the Company's securities); and (3) any entity that is influenced or controlled by such director, officer, or employee, including any corporations, partnerships or trusts. Each director, officer, and employee is expected to be responsible for the compliance of his or her related persons, and transactions by such related persons should be treated for the purposes of this policy and applicable securities laws as if they were for the account of such director, officer, and employee.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Further, it also does not matter whether the information was pertinent to the decision to trade – any trading by a person subject to this policy while in the possession of material non-public information violates the law. Even the appearance of an improper transaction must be avoided in order to preserve our reputation for adhering to the highest standards of conduct.

You should seek guidance from the Company’s General Counsel (the “General Counsel”), if you are considering elective transactions relating to the Company’s securities and you think you may be in possession of material non-public information.

c.	Tipping Information To Others

As stated above, persons subject to this policy must not pass the information on to others. The above penalties apply whether or not you derive any financial benefit from another person’s trading. In fact, the SEC has recently imposed substantial penalties on tippers even though they did not profit from their tippees’ trading. No director, officer, or employee may disclose material non-public information to any other Company employees who do not have a “need to know” such material non-public information, or to other persons outside of the Company, including family, friends and other persons not associated with the Company, unless such disclosure is made in accordance with the Company’s policies regarding public disclosure of information regarding the Company.  To avoid even the appearance of “tipping,” you should refrain from making

Revised as of June 27, 2024

recommendations about buying or selling the Company’s securities or the securities of other entities with which the Company has a relationship.

Any statement made on the Internet or via social media (e.g., Twitter, Facebook, Instagram, LinkedIn, Snapchat, etc.) regarding the business activities of the Company may be seen as a recommendation to buy or sell the Company’s securities. Each person subject to this policy is prohibited from posting on the Internet or via social media any information regarding the Company or other entities with which the Company has a relationship, other than in authorized Company communications. A limited exception applies for director, officers, or employees that desire to recount their relationship with the Company, e.g., in a LinkedIn profile.

d.	Post Termination Transactions

This policy continues to apply to transactions in the Company’s securities or the securities of other entities with which the Company has a relationship even after a person ceases to be a director, officer, or employee of the Company. If a director, officer, or employee is in possession of material nonpublic information when his or her relationship with the Company is terminated, he or she, and his or her related persons, as described above, may not trade in the securities of the Company or the entity with which the Company has a relationship and to which the information relates until that information is deemed public or no longer material.

e.	Material Information

It is not possible to define all categories of material information. In general, material information is any information that a reasonable investor would consider important in a decision to buy, hold, or sell stock or any information which could reasonably affect the price of the stock. Common examples of material information include: news of current earnings or losses; projections of future earnings or losses; reserve estimate updates or changes; news of a pending or proposed merger, acquisition, tender offer or significant sale or purchase of assets; significant developments or problems at any material property; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; new or revised contracts or other agreements; and impending bankruptcy or financial liquidity problems. Either positive or negative information may be considered material.

f.	When Does Information Become Public.

As you can appreciate, it is also improper for an officer, director, or employee to enter into a trade immediately after the Company has made a public announcement of material information. Because the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it, information becomes public (and ceases to be “non- public”) after an official announcement of it has been released by the Company to the public (either through normal media outlets or a SEC or stock exchange filing) and there has been adequate time for the information to be circulated and absorbed by investors and the marketplace.

Revised as of June 27, 2024

The Company recognizes that any type of public announcement involving the Company is quickly disseminated (often within minutes) via numerous social media channels, and that trading in the Company’s securities occurs around the clock and across the globe. In light of the foregoing, the following guidance applies when the Company publicly releases information – trading is allowed one hour after the release provided that if the Company publicly releases information between 7 am eastern and 4 pm eastern then the Company must also notify the NYSE American prior to making the public release. Questions involving the application or interpretation of this guidance, including whether information is material non-public information, should be directed to the Company’s General Counsel.

g.	Twenty-Twenty Hindsight.

Remember, securities transactions that become the subject of scrutiny will be viewed after- the-fact with the benefit of hindsight. As a result, before engaging in any transaction, each person subject to this policy should carefully consider how regulators and others might view his or her transaction in hindsight.

5.	Individual Responsibility

Each director, officer, and employee of the Company is responsible for making sure that he or she complies with this policy. Any action on the part of the Company or the General Counsel or any other person who is tasked as the compliance officer for this policy does not in any way constitute legal advice or insulate an individual from liability under the applicable laws. For example, a director, officer, or any employee of the Company may not buy or sell securities on the basis of material non-public information even if such person received pre-clearance for the transaction.

6.	Additional Prohibited Transactions Applicable to Directors and Officers

The Company also believes it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company stock, and therefore, it is the Company’s policy that directors and officers should not engage in any of the following activities:

●	Trading in Company stock on a short-term basis. Any Company stock purchased on the open market should be held for a minimum of six months and ideally longer. The SEC’s “short swing profit” rule already prevents officers and directors from selling any Company stock within six months of any purchase – for purposes of the short-swing profit rule, there is no distinction that a sale involves the specific shares that were purchased more than six months ago. However, the rule does not apply to certain grants of stock options and stock option exercises.
●	Purchases of Company stock on margin.
●	Short sales of Company stock.

Revised as of June 27, 2024

●	Buying or selling put or call options or other derivative securities relating to Company stock.
●	Engaging in hedging or monetization transactions, such as collars, equity swaps, prepaid variable forwards, and exchange funds with respect to Company stock.
●	Participating in investment clubs that invest in the Company’s securities.
●	Holding the Company’s securities in a margin account.
●	Other than pursuant to a Qualified Trading Plan (as described below), placing open orders

(i) of longer than three business days or (ii) ending after a trading window has closed.

●	Pledging Company stock as security for any obligation.
7.	Trading Windows; Pre-Clearance of All Trades By Directors, Officers, and Key Employees

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where a director or officer engages in a trade while unaware of a pending material development), we are implementing the following procedures that apply to directors, officers, and key employees likely to have access to sensitive information and their respective related persons:

●	Directors, officers, key employees, and their respective related persons may purchase, sell, or transfer Company stock only after pre-clearing the transaction with the General Counsel (including a stock plan transaction such as an option exercise, a gift, a contribution to a trust or any other transfer). A request for pre-clearance should be submitted to the General Counsel at least one and preferably three business days in advance of the proposed transaction. The requesting person should also indicate whether he or she has affected any transactions in the Company’s securities within the past six months.

●	Trading will be blacked out and directors, officers, key employees, and their respective related persons may not engage in a transaction in Company stock between the date the draft results for the fiscal quarter then ended are first distributed to any member of the Audit Committee, which is typically anticipated to occur on Friday afternoon prior to the meeting of the Audit Committee the following week and one hour after the Company publicly releases its quarterly or annual results. However, any trading window will be closed, and all transactions will not be cleared in the event there is a new, material, undisclosed development, including a material financial result, material acquisition, or other material corporate event, that is known prior to the start of the black-out period. This may occur at any time during an open trading window.

Revised as of June 27, 2024

8.	Exceptions to the Policy

a.	Trades made pursuant to a “Qualified Trading Plan”

Trades made pursuant to a “Qualified Trading Plan” are not subject to this policy. A “Qualified Trading Plan” is a written plan for selling the Company’s common stock which meets each of the following requirements and complies with Rule 10b5-1(c) as currently adopted or amended by the SEC:

●	The plan or an amendment thereto, is adopted by the director, officer, or key employee during a trading window before becoming aware of any material non-public information;
●	The plan or an amendment thereto is in writing and pre-approved by the Company;
●	The plan is adhered to strictly;
●	The plan either expressly specifies sales of stock in the amounts, and at the prices, and on the dates at which the director, officer, or key employee sells the stock or provides a written formula or algorithm for determining the amounts, prices, and dates of sales; and
●	At the time it is adopted the plan conforms to all other requirements of Rule 10b5- 1(c)(1)(C) as currently adopted or amended by the SEC and any other restrictions applicable to trading of stock by directors and officers (e.g., Rule 144).

Among the factors the Company will consider in approving a Qualified Trading Plan are the term of the plan, the schedule for sales, whether there is a waiting period before trades under the plan may commence, whether a prior plan has been terminated prior to its expiration date recently, as well as other considerations that the Company finds relevant in evaluating Qualified Trading Plans in light of this policy. Any Qualified Trading Plan approved by the Company must also be approved by the Company’s Board of Directors.

b.	Stock Option Exercises

This policy does not apply to exercises of non-transferable stock options granted by the Company, provided that such exercise is not followed by a sale or other transfer of securities received for the option, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This policy does apply, however, to any sale of stock as a part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Please notify the General Counsel if you intend to exercise any stock options.

c.	Restricted Stock Awards and Performance Awards

This policy does not apply to the vesting of restricted stock or performance awards. This policy does, however, apply to any market sale of restricted stock or performance awards, including the sale of stock in order to satisfy tax obligations. In order to allow directors and officers to engage in market sales of restricted stock or performance awards to satisfy tax

Revised as of June 27, 2024

obligations, the Company’s form restricted stock award agreement and form performance stock award agreement provide that vesting will take place during open trading windows.

d.	Bona Fide Gifts

This policy does not apply to bona fide gifts, provided, however, directors, officers, and key employees who are subject to the trading window and pre-clearance restrictions may only make gifts during an open trading window and must notify the General Counsel in advance of making the gift.

9.	Reporting Compliance for Directors and Section 16 Officers

Section 16(a) of the Securities Exchange Act of 1934 requires directors, Section 16 officers, and 10% owners of the Company (“insiders”) to file reports on Forms 3, 4 and 5, as appropriate, to report their transactions (including bona fide gifts) and holdings involving equity securities of the Company. Section 16 requires reporting on all acquisitions and dispositions of options and other derivative securities by insiders. Derivative securities include options, warrants, convertible securities, stock appreciation rights or similar rights. Section 16 has mandated reporting of most transactions in the Company’s securities within two business days. Although the preparation and filing of these reports legally are the sole responsibility of the directors, Section

16 officers, and 10% owners of the Company, the Company recognizes that the reporting requirements are complex and that mistakes can result in disclosures which are embarrassing to the reporting person and the Company. Accordingly, the Company will assist directors and officers in making these filings and has established the following procedures for doing so.

a.	SEC Compliance Officer

The Company has designated the General Counsel and the Chief Financial Officer as the Company’s SEC Compliance Officers to assist all directors and Section 16 officers in the preparation and filing of their Form 3, Form 4 and Form 5 reports.

b.	Notifying SEC Compliance Officer of Transactions

At least three days prior to engaging in any transaction involving the securities of the Company, directors and Section 16 officers must notify one of the two SEC Compliance Officers in writing of the details of the proposed transaction, including:

●	the date of the proposed transaction;
●	the type and number of securities involved in the transaction;
●	the consideration, if any, proposed to be paid or received in the transaction;
●	whether the director or officer directly or indirectly owns or will own the securities; and
●	the nature of any indirect ownership in the securities involved in the transaction (e.g., ownership by a spouse, trust, family limited partnership, etc.).

Revised as of June 27, 2024

The importance of immediately notifying an SEC Compliance Officer of transactions in which either you or any person or entity whose securities are attributable to you (e.g., immediate family members living in your household or trusts or other entities in which you have a reportable pecuniary interest) engage cannot be overemphasized, particularly in light of the two-day reporting deadline for most transactions, as it will help to avoid the sanctions and the embarrassment that can result from a failure to comply with applicable securities law provisions.

c.	Broker Interface Procedures (if used for transactions)

The two-day reporting of transactions requires tight interface with brokers handling transactions for directors and Section 16 officers. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with the Company’s pre-clearance procedures and helping prevent inadvertent violations.

Each director and Section 16 officer must sign and have his or her broker sign the enclosed Broker Instruction/Representation form, which imposes two requirements on the broker handling transactions in Company stock:

●	Not to enter any order (except for orders under pre-approved Qualified Trading Plans) without first: (i) verifying with the Company that the transaction was pre-cleared, and

(ii) complying with the brokerage firm’s compliance procedures (e.g., Rule 144).

●	To report immediately to the Company the details of every transaction involving Company stock, including gifts, transfers, pledges, and all transactions under a Qualified Trading Plan by telephone and in writing by e-mail.

Please sign and have your broker sign the enclosed Broker Instruction/ Representation form and have it returned to the Company immediately so that the Company can work with your broker to develop a coordinated procedure.

d.	Electronic Filing of Section 16 Reports

In order to facilitate timely filing of Section 16 reports by the Company’s directors and Section 16 officers, the Company has implemented electronic filing of Section 16 reports via the SEC’s EDGAR system. In order to file a report on EDGAR, each director and Section 16 officer will need an EDGAR filing number and password from the SEC. If you have not already done so, please advise the General Counsel whether you have obtained EDGAR access codes based on your service as a director or Section 16 officer for another company. If you have not, the Company will obtain these access codes on your behalf.

e.	Disclosure of Delinquent Reports

There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against Section 16 reporting persons who do not comply fully with the filing

Revised as of June 27, 2024

requirements. In addition, the Company is required to report the number of late filings of reports under Section 16(a) in the Company’s proxy statement for its annual meeting and to identify the insiders who made the late filings.

10.	Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the General Counsel, who has been assigned responsibility for administering this policy. Remember, however, the ultimate responsibility for adhering to the policy and avoiding improper transactions rests with each director, officer, and employee of the Company. In this regard, it is imperative that each director, officer, and employee use his or her best judgment.

11.	Certifications

Employees will be required to certify their understanding of and intent to comply with this policy. Directors, officers, and other key employees may be required to certify compliance on an annual basis.

Revised as of June 27, 2024

CERTIFICATION

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Securities Trading Policy, a copy of which was distributed with this letter.

Date:

Signature:

Name:

(Please Print)

Revised as of June 27, 2024

BROKER INSTRUCTION/REPRESENTATION

TO:[Broker]

FROM:

RE:	Pre-Clearance Procedure for All Transactions, Including Transfers, etc. Involving Stock of Westwater Resources, Inc.

In order to comply with the two-day filing requirement for transactions by officers and directors and others (including family members) subject to Section 16 of the Securities Exchange Act of 1934, Westwater Resources, Inc. (the “Company”) has instituted compliance procedures which require you to sign this form and immediately return it to the Company as instructed below.

1.	I authorize the Company and you, my securities broker, to implement procedures for reporting to the Company all my transactions (including those of my family members and other entities attributable to me under Section 16) involving Company stock, including transfers such as gifts, pledges, hedges, etc., and other changes in beneficial ownership.

2.	Prior to executing any instruction (other than pursuant to a Rule 10b5-1 Qualified Trading Plan) from me involving the Company stock, you agree that you will verify with the Company that my proposed order or instruction has been approved. You also agree to adhere to your brokerage firm’s Rule 144 procedures and all other relevant compliance procedures.
3.	Immediately upon execution of any transaction or instruction involving Company stock (including Rule 10b5-1 transactions), you agree to provide all the details of the transaction to the Company, both (A) by telephone and

(B) in writing (by fax or e-mail).

Thank you.

I agree to comply with all the above procedures.

By:    Broker

Print Name:  Brokerage Firm Name:    Address:

Phone:

E-Mail:

Fax No.

By:

Branch Manager

Print Name:

Please immediately sign and fax this form to the Company’s General Counsel, at +1 303 531 0483 and mail a copy to Westwater Resources, Inc., 6950 S Potomac St., Suite #300, Centennial, CO 80112 Attn: General Counsel.

Revised as of June 27, 2024